Exhibit 10.3

Venture Lending & Leasing VI, Inc.

104 La Mesa Dr., Suite 102

Portola Valley, CA 94028

October 30, 2012

VIA EMAIL

Oculus Innovative Sciences, Inc.

Re: Loan and Security Agreement dated as of June 29, 2011

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement, dated as of June 29, 2011 (as the same has been and may be amended, supplemented, extended, renewed or otherwise modified from time to time, the “Loan Agreement”), and the Supplement thereto of even date therewith (as the same has been and may be amended, supplemented, extended, renewed or otherwise modified from time to time, the “Supplement”), both between Oculus Innovative Sciences, Inc. (“Borrower”) and Venture Lending & Leasing VI, Inc. (“Lender”). All capitalized terms not otherwise defined in this letter have the meanings ascribed thereto in the Loan Agreement and Supplement, as applicable.

Borrower, Lender’s parent company, Venture Lending & Leasing VI, LLC (“LLC6”), and Venture Lending & Leasing V, LLC (“LLC5”) are parties to that certain Stock Purchase Agreement of even date herewith (as the same may be amended, supplemented, extended, renewed or otherwise modified from time to time, “SPA”). It is a condition precedent to the obligations of Borrower, LLC6 and LLC5 to consummate the transactions contemplated by the SPA that Borrower and Lender amend the Loan Agreement and Supplement in certain respects to allow Borrower to prepay the Loans advanced to Borrower by Lender in accordance with the terms of the SPA. In furtherance of the foregoing and notwithstanding anything to the contrary in Part 2, Section 2 of the Supplement, Borrower and Lender agree that Borrower may prepay the Loans advanced to Borrower by Lender in accordance with Section 4.1 of the SPA, which provides, among other things, that Borrower shall use a portion of the excess net proceeds from the sale of the Shares (as such term is defined in the SPA) to prepay the outstanding Loans, with such excess net proceeds applied to such Loans in the inverse order of maturity until such Loans have been prepaid in full (i.e., the proceeds will be applied to furthest in time payments and not affect the original payment schedules of the Loans).

Except as expressly amended by this letter, the Loan Agreement, the Supplement and all of the other Loan Documents remain unamended and in full force and effect. Borrower hereby ratifies, confirms and reaffirms all representations, warranties and covenants contained therein, except to the extent any of the same have been modified by the SPA. All legal fees and costs incurred by Lender in connection with the preparation, negotiation and execution hereof shall be reimbursed by Borrower in accordance with the terms of the SPA. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this letter by facsimile signature or scanned signature in PDF (or like) format, and any such facsimile signature or scanned signature, if identified, legible and complete, shall be deemed an original signature and each of the parties is hereby authorized to rely thereon.

Please indicate your agreement to the foregoing by executing and returning a copy of this letter.

VENTURE LENDING & LEASING VI, INC.

By: /s/ Maurice Werdegar
Name: Maurice Werdegar
Title: President and CEO

Acknowledged and agreed as of the date set forth above:

OCULUS INNOVATIVE SCIENCES, INC.

By: /s/ Jim Schutz

Name: Jim Schutz

Title:: Chief Operating Officer and General Counsel